Exhibit 3.15

CHARTER
OF
ARC DEVELOPMENT CORPORATION

The undersigned, acting as the sole incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation.

1.             The name of the corporation is ARC Development Corporation.

2.             The corporation is for profit.

3.             The street address for the corporation’s principal office is:

4400 Harding Road, Suite 204
Nashville, Tennessee 37205
Davidson County

(a)                              The name of the corporation’s initial registered agent is:

Charles T. Neal

(b)                             The street address of the corporation’s initial registered office in Tennessee is:

4400 Harding Road, Suite 204
Nashville, Tennessee 37205
Davidson County

4.             The name and address of the incorporator is:

Leigh Walton
2700 First American Center
Nashville, Tennessee 37238
Davidson County

5.             The number of shares of stock the corporation is authorized to issue is one thousand (1,000) shares of common stock, no par value.

6.             The shareholders of the corporation shall not have preemptive rights.

7.             The stockholders and Board of Directors may take, without a meeting, on written consent, any action which they are required or permitted to take by the Charter, By-Laws or the Tennessee Business Corporation Act.

8.             To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee Business Corporation Act, as so amended from time to time. Any repeal or modification of this paragraph 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

9.             (a) The corporation shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee, agent or controlling shareholder of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, including service on a committee formed for any purpose (and, in each case, his or her heirs, executors and administrators), against all expense, liability and loss (including counsel fees, judgments, fines, ERISA excise taxes, penalties and amounts paid in settlement) actually and reasonably incurred or suffered in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law, as in effect on the date hereof and as hereafter amended. Such indemnification may include advances of expenses in advance of final disposition of such action, suit or proceeding, subject to the provision of any applicable statute.

(b) The indemnification and advancement of expenses provisions of subsection (a) shall not be exclusive of any other right which any person (and his or her heirs, executors and administrators) may have or hereafter acquire under any statute, provision of the corporation’s Charter or Bylaws, resolution adopted by the shareholders, resolution adopted by the Board of Directors, agreement or insurance, purchased by the corporation or otherwise, both as to action in his or her official capacity and as to action in another capacity. The corporation is hereby authorized to provide for indemnification and advancement of expenses through its Charter, Bylaws, resolution of shareholders, resolution of the Board of Directors and agreement.

Dated: March 4, 1997

/s/ Leigh Walton
Leigh Walton, incorporator